EXHIBIT 5.1


          [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]








                                    October 4, 2001



The Nasdaq Stock Market, Inc.
One Liberty Plaza
New York, NY 10006

Gentlemen:

                  We have acted as special counsel to The Nasdaq Stock Market, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of up to 20,000,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock"), pursuant to the Company's Equity Incentive Plan (the "Equity Incentive Plan").

                  This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Registration Statement on Form S-8, relating to the Shares, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act on October 4, 2001 (together with all exhibits thereto, the "Registration Statement"), (ii) the Restated Certificate of Incorporation of the Company, as currently in effect, (iii) the By-Laws of the Company, as currently in effect, (iv) specimen certificates representing the Common Stock, (v) resolutions of the Board of Directors of the Company relating to the Equity Incentive Plan and the filing of the Registration Statement; (vi) the Equity Incentive Plan; and
(vii) the form of option agreement between the Company and the employees and directors receiving options (the "Option Agreement"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We have further assumed that each of the Option Agreements to be entered into between the Company and the employees and directors receiving options under the Equity Incentive Plan will conform to the form of agreement examined by us. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                  Members of our firm are admitted to the Bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware.

                  Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the compensation committee appointed by the Board of Directors to administer the Equity Incentive Plan (the "Compensation Committee") or the Board of Directors grants the options pursuant to the Equity Incentive Plan (the "Options") and determines the exercise price of the Options; (iii) the Compensation Committee or the Board of Directors issues restricted shares of Common Stock pursuant to the Equity Incentive Plan; (iv) certificates representing the Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the plan participants at a price per share not less than the par value per share and in accordance with the terms and conditions of the Equity Incentive Plan, as applicable, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act.

                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP